UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 20, 2005

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

        On April 20, 2005, Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) signed commitment letters with each of Prudential Mortgage Capital Company and Northwestern Mutual (collectively, the “Lenders”) pursuant to which the Lenders, on a several basis, have offered to provide to the Company a $200 million first mortgage loan secured by Cherry Hill Mall in Cherry Hill, New Jersey, a property owned by a subsidiary of the Company (the “Loan”). The Company anticipates that the closing of the Loan will take place in October 2005. The Loan will have an interest rate of 5.42% per annum (which includes the cost to lock in the interest rate until closing), will be repaid based on a 30 year amortization schedule and will mature in October 2012. The Company will have a right to convert the Loan to an unsecured corporate obligation during the first six years of the Loan term, subject to the requirement that the Company shall have received letters from two nationally recognized rating agencies stating that the Loan and other senior long term unsecured debt of the Company’s operating partnership shall have a rating of at least BBB from Standard & Poor’s or Fitch and/or Baa2 from Moody’s, and subject to financial and other covenants and conditions to be set forth in the definitive Loan documentation.

         In consideration of the Lenders fixing the interest rate on the Loan, the Company has delivered to the Lenders an interest rate standby fee in the form of a $6.0 million letter of credit. Upon the closing of the Loan, this fee will be returned to the Company. If the Lenders terminate their obligations under the commitment letters and determine in their reasonable judgment that the Company failed to make a good faith effort to satisfy the conditions to closing, or the Company revokes the commitment letters, the Lenders will be entitled to the interest rate standby fee, for which the Lenders may draw upon the letter of credit to obtain payment. In addition, under such circumstances, the Lenders will be entitled to a termination fee, to the extent that such termination fee, which is generally based on the Lenders’ costs to unwind their commitments and the loss of their expected yield, exceeds the interest rate standby fee. The Company has also paid a nonrefundable fee of $0.2 million to the Lenders.

        The Lenders’ obligations under the commitment letters to provide the financing described above are subject to terms and conditions which are customary for a transaction of this type, including completion of the Lenders’ legal due diligence and entry into mutually satisfactory definitive agreements. The definitive Loan agreements will also contain customary terms and conditions. The Company will use a portion of the proceeds of the Loan to repay the existing first mortgage on the property, which the Company assumed upon its acquisition of Cherry Hill Mall in 2003. The existing mortgage will have a balance of approximately $70.0 million at closing, bears interest at 10.6% and matures in October 2005. The Company expects to use the remaining net proceeds to repay a portion of the outstanding balance under its unsecured revolving credit facility.

        This report contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, PREIT may not be able to consummate the proposed transaction on the terms described above, or at all, due to the failure to negotiate definitive agreements with the Lenders or satisfy closing conditions applicable to the Loan. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements set forth in this report to reflect new information, future events or otherwise. Investors are directed to consider the risks and uncertainties discussed in other documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2004.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: April 26, 2005	By:	/s/ Jonathan B. Weller
Jonathan B. Weller
Vice Chairman